Exhibit 99.1
July 27, 2011
Dear Shareholder,
Cole Credit Property Trust II, Inc. (CCPT II) continues to perform very well, especially given the difficult market conditions we have weathered over the last few years, and has provided investors with a stable and consistent stream of income throughout the financial crisis. As of its most recently filed quarterly financial statements, CCPT II maintained an occupancy rate of 95% and an average remaining lease term of more than 11 years. The portfolio is also diversified across 727 properties in 45 states. Additionally, five major tenants, which account for more than 19% of the portfolio’s revenues, have recently received upgrades in their credit rating or outlook. A credit upgrade for a tenant not only adds value to the portfolio by enhancing its overall credit strength, but also underscores the quality of Cole’s investment process and underwriting capabilities.
I am also happy to report that the Board of Directors of CCPT II recently met and unanimously approved an estimated share value of $9.35, as of July 27, 2011. This is an increase of 16% over the previous share valuation of $8.05 set in June 2010. In determining this value, the Board considered valuation materials provided by CBRE Capital Advisors, Inc., an independent investment banking firm that specializes in providing real estate financial services, as well as information provided by CCPT II’s advisor.1 The estimated share value will be reflected on your statement for July 2011, which you should receive on or about August 25th.
Funds from operations in the portfolio also remain steady, and we will be maintaining the current annualized distribution rate of 6.25% for the third quarter of 2011, based on the original $10.00 offering price. This annualized distribution rate equates to 6.68% based on the new estimated share value of $9.35. You will see both of the yields quoted on your monthly statements starting in August. If you participate in the Distribution Reinvestment Program, your reinvestments will now be made at the estimated share value of $9.35, starting with the reinvestment of July distributions in August.
As the commercial real estate markets continue to rebound, we believe the market cycle we are in favors high quality portfolios like CCPT II. Accordingly, we feel we are moving into a healthy environment for a portfolio exit, and are evaluating options to take CCPT II full cycle within the next 12 months. Potential exit strategies we are evaluating include, but are not limited to, a sale of the portfolio or a listing of the portfolio on a public stock exchange. Maximizing shareholder value is our highest priority, and we are committed to selecting the option, or combination of options, at the right time that will produce the best results for our shareholders.
In summary, we are very pleased with the overall performance of CCPT II and where it is positioned in the current market cycle. Our conservative investment strategy of focusing on institutional quality commercial real estate leased to high-quality tenants helped us avoid many of the challenges experienced by other investment programs and real estate investing strategies over the past few years.
Cole Real Estate Investments • 2575 East Camelback Road, Suite 500 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com

If you have any questions regarding this letter or your investment in CCPT II, please contact your financial advisor or a Cole representative at 866-907-2653. Thank you for your investment and the trust you have placed with us.
Sincerely,
Marc Nemer
Chief Executive Officer
Cole Real Estate Investments
1.	CBRE Capital Advisors, Inc. (CBRE Cap) is the investment banking business of CB Richard Ellis in the Americas. CBRE Cap has extensive real estate investment banking experience, including advising on significant real estate transactions and providing strategic advice to leading real estate private equity funds. CBRE Cap provides an array of services including strategic mergers and acquisitions advice and pre-IPO advisory, capital raising, restructuring, and valuation services.

All real estate valuation methodologies depend on a number of judgments and opinions, and the use of different judgments and opinions may have resulted in a different estimate of value. Additionally, as there is no active market for trading CCPT II shares, the estimated value may not reflect what shareholders might receive upon selling their shares other than through CCPT II’s redemption program. For a description of the methodologies considered by our Board, please refer to the SEC Form 8-K dated 07/27/2011 available at www.colecapital.com.
Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole’s management with respect to future events. Forward-looking statements about Cole’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.
Cole Real Estate Investments • 2575 East Camelback Road, Suite 500 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com